Exhibit 99.1

San Juan Basin Royalty Trust

News Release

Compass Bank, Trustee

300 W. 7th Street, Suite B

Fort Worth, Texas 76102

San Juan Basin Royalty Trust

Declares Monthly Cash Distribution

FORT WORTH, Texas, October 19, 2012 — Compass Bank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT), today declared a monthly cash distribution to the holders of its units of beneficial interest of $2,544,504.15 or $0.054593 per unit, based principally upon production during the month of August 2012. The distribution is payable November 15, 2012, to unit holders of record as of October 31, 2012.

The distribution for October was reduced by $767,122 as a result of an adjustment of lease operating expense and capital costs that were understated in the June 2012 distribution due to the miscalculation by Burlington Resources Oil & Gas Company LP (“Burlington”). The miscalculation resulted in overpayments to the Trust for April through July 2012. As previously disclosed, and as permitted under the terms of the Royalty conveyance document, Burlington intends to also adjust lease operating expense and capital costs by approximately $786,377 in November 2012 to recover the overpayment.

Gas production for the properties from which the royalty was carved (the “Underlying Properties”) totaled approximately 2,202,291 Mcf (2,482,014 MMBtu). Dividing revenues by production volume yielded an average gas price for August 2012 of $4.14 per Mcf ($3.67 per MMBtu) as compared to $2.21 per Mcf ($2.05 per MMBtu) for July 2012. However, Burlington reports that production volumes for July 2012 were overstated. The offset for the overstatement has resulted in lower reported volumes for August 2012. When revenues are divided by those lower reported volumes to determine the average gas price for the month, the result is a somewhat inflated $4.14 per Mcf for August. Had the overstatement and resulting setoff not occurred, the average price would have been $2.72 per Mcf for July and $3.26 per Mcf for August 2012.

The average gas price may vary from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months. Capital costs for the month were $1,590,517. Lease operating expenses were $3,464,718 and taxes were $979,998.

Contact:	San Juan Basin Royalty Trust
Compass Bank

Lee Ann Anderson, Vice President & Senior Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Fax:	(817) 735-0936
Website:	www.sjbrt.com
e-mail:	sjt@compassbank.com